EXHIBIT 10.24

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EXCLUSIVE LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into as of this 21 day of Dec, 1999, between Arthur Keigler, an individual residing at [*] (“Inventor”) and All Wet Technology, Inc., a Delaware Corporate with its principal office at [*] (Licensee).

RECITAL

WHEREAS, Inventor has developed certain technology in Active Wafer Technology disclosed in the United States Patent Application, Serial No. 09/291,668, titled “METHOD OF AND APPARATUS FOR HANDLING THIN AND FLAT WORKPIECES AND THE LIKE”, filed April 14, 1999 (“Licensed Technology”);

WHEREAS, Licensee desires to become the exclusive licensee of the Licensed Technology” world-wide;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the parties hereto agree as follows:

DEFINITION

1.
Patent Interests: Patent Interests mean all Inventor’s United States and other patents now pending, later filed or issued relating to the Licensed Technology, including the United States Patent Application, Serial No. 09/291,668, titled “METHOD OF AND APPARATUS FOR HANDLING THIN AND FLAT WORKPIECES AND THE LIKE”, filed April 14, 1999 (“Patent Application”).

2.	Licensed Products: Licensed Products include any product manufactured and distributed using the said Patent Interests.

3.
Confidential Information: Confidential Information includes any information, including the contents in a patent application and file wrapper, Inventor provides to Licensee under this Agreement in confidence. The terms and conditions of this Agreement shall also be considered Confidential Information.

4.	Intellectual Property Rights: Inventor owns the Patent Interests and Confidential Information.

5.	Effective Date: Effective Date means the date this Agreement is executed by both parties.

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EXCLUSIVE RIGHTS & TERMS

6.	Exclusive Rights: Subject to all the terms and conditions of this Agreement,

Inventor hereby confers upon Licensee the word-wide exclusive license with the rights

a)	to sublicense the Patent Interests;

b)	to make, have made, use and sell the Licensed Products and the apparatus and equipment necessary therefor using the Patent Interests and Confidential Information; and

c)	to prevent or enforce infringement of and unauthorized disclosure and use of the Patent Interests and Confidential Information.

7.	Terms: As long as the Patent Application identified in the Patent Interests remains pending, valid, enforceable and unexpired.

8.	Reservation: Nothing in this Agreement shall be construed as conveying to Licensee either expressly or by implication, any rights that are not expressly granted to Licensee.

ROYALTY & PAYMENTS

Royalty: So long as the Patent Application remains valid, enforceable and unexpired, and until this Agreement is terminated, Licensee shall

a)	Pay to Inventor one-time non-refundable royalty in the amount of $0.00 upon execution of this Agreement; and

b)	Pay to inventor annual running royalty in the amount of [*] for each Licensed Product sold, less any adjustments for returns and credits;

c)	Submit an annual report to Inventor regarding Licensee’s gross and net revenues arising from and in connection with the Patent Interests, Confidential Information, and Licensed Products.

10.
Late Charge: Licensee shall make [*] late charge for any amount unpaid or withheld, in part or in whole, for each [*] that payment is overdue. The payment of any Late Charge shall not alter or limit any of Inventor’s other rights or claims under this Agreement resulting from Licensee’s default of the terms of this Agreement.

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11.
Notice of Default and Cure Period: Non-Defaulting Party shall provide a written notice of default to the Defaulting Party by telecopy and by overnight express mail, e.g. Federal Express or DHL. Defaulting Party shall have [*] from the date of the notice to cure the default and to notify Inventor of such cure in writing.

RIGHTS & DUTIES

12.	Inventor’s Rights:

a)
Record Inspection: Inventor or his agent may inspect and copy Licensee’s company records concerning Licensee’s revenues relating to the Patent Interests. Any information disclosed or obtained from Licensee under the terms of this Agreement shall remain confidential, except as ordered by government agencies and/or competent court having jurisdiction over the subject matter of such information.

b)
Discrepancy Report: If Inventor’s agent discovers any irregularities in Licensee’s company records, Inventor will provide a written notice of the finding, and Licensee shall provide an explanation to Inventor within [*] from the date of the Notice. If Inventor fails to receive a satisfactory response from Licensee, Licensee shall [*]

c)
Notice and Inspection: Inventor shall provide Licensee with a [*] written advance notice of inspection. All inspections shall be conducted during normal business hours in such manner that is least disruptive to Licensee’s business and operation.

13.	Licensee’s Duties:

a)
Compliance: Licensee will comply with all applicable national, regional, provincial, and local government laws, regulations and ordinances of the United States, including those governing corporate, employment, safety, environmental, tax, import, transportation, work place related matters.

b)	Intellectual Property Protection: If Inventor decides to file for or obtain a patent protection in one or more foreign countries, Licensee shall assist

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Inventor in all legal and regulatory requirements to the best of Licensee’s ability in securing Inventor’s patent, or other intellectual property rights, in the applicable countries. Licensee shall be responsible for all filing fees, and out of pocket expenses and costs in connection with the efforts described in this provision, in exchange for the exclusive license agreement.

c)	Records: Licensee will maintain accurate records of all processing and transactions in connection with the installation, distribution and sale of the Licensed Products.

d)
Corporate Changes. Licensee shall inform Inventor as soon as it is reasonably practicable of any changes in Licensee’s management, ownership, legal and financial interest, which may affect Licensee’s obligation to perform its duties in accordance with the terms and conditions of the Agreement.

e)
Duty of Prosecution and Seeking Injunctive Relief: If there is any breach of Confidentiality Information or infringement of the Patent Interests, Licensee shall take prompt and all legal and management actions, at its own expenses, to protect Inventor’s Intellectual Property Rights. If Licensee is subject to or receiving a demand by a government agency or in a civil action, to disclose Confidential Information, in part or in whole, Licensee shall notify Inventor of such demand immediately and shall seek proper and timely protective relief. If Licensee fails to take an appropriate action to protect Inventor’s Intellectual Property Rights, Inventor may take any necessary steps to protect his Intellectual Property Rights in which event [*]

TECHNICAL ASSISTANCE

14.
Consulting Service: Inventor shall, upon Licensee’s written request and at mutually acceptable schedule and terms, provide technical services to Licensee in connection with the Patent Interests and Confidential Information.

INTELLECTUAL PROPERTY PROTECTION

15.	Intellectual Property Rights Protection: Licensee agrees

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a)	not to challenge Inventor’s Intellectual Property Rights described herein;

b)	to cooperate with Inventor in prosecuting, protecting, defending and registering the Intellectual Property Rights, if and when requested;

c)
to monitor and immediately advise Inventor of any infringement or breach of Inventor’s Intellectual Property Rights; and to undertake the prompt enforcement and defense of Inventor’s Intellectual Property Rights;

d)	to take full responsibility for all costs and expenses associated with the enforcement and defense of such violations, including but not limited to attorneys’ fees, investigative and court costs. [*]

CONFIDENTIALITY

16.	Confidential Information Protection:

a)
Handling: Licensee will hold Confidential Information in trust and confidence and will not, directly or indirectly, disclose, report, publish, license, transfer or otherwise use Confidential Information without the written consent and authorization from Inventor. No Confidential Information shall in any event be transmitted, communicated, delivered, directly or indirectly, to any third party not explicitly authorized to receive Confidential Information.

b)
Disclosure to Employees: Licensee shall limit further disclosure of Confidential Information, in part or in whole, to its employees on need-toknow basis who are subject to confidentiality agreement or policy with Licensee sufficient to protect Inventor’s interest in maintaining the disclosed information as Confidential Information.

c)
Patent and Confidentiality: The disclosure of certain information in a publication such as a United States or other foreign patent will not relieve Licensee of its obligation to maintain in confidence any Information not specifically disclosed in or fairly ascertainable from the publication or other disclosure.

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17.
Non-Disclosure: Licensee hereby agrees not to disclose during the period of this Agreement any and all Confidential Information Licensee receives or receives access to, or obtains from Licensor. Licensee also agrees not to register this Agreement or any subsequent amendments or supplement agreements between the parties, with any government agency if it is likely to and/or would compromise the full confidentiality of Confidential Information.

WARRANTIES

18.	Inventor’s Warranty to Licensee: LICENSOR DISCLAIMS ANY AND ALL WARRANTY OF FITNESS, MERCHANTABILITY, AND PATENTABILITY.

REPRESENTATIONS

19.	Organization: Licensee represents to Inventor that it is a duly constituted corporation and is in and shall remain in good standing under the laws of the State or the country where it is incorporated.

20.
Noninfringement: Inventor represents that to the best of its knowledge it is unaware of any patent or any other infringements arising out of the manufacture, use, sale, distribution, promotion or license of the Patent Interests and Licensed Products.

21.
Inventor’s Representation: Inventor has not induced Licensee to enter into this Agreement, and has not provided warranty, express or implied, regarding infringement non-infringement of patent or other proprietary rights of third parties. Inventor shall not be liable and does not in any way undertake to indemnify Licensee for any infringement of any patent or other proprietary rights of third parties.

22.
Licensee’s Representation: Licensee represents that all information provided or disclosed to Inventor under the terms of this Agreement or subsequent dealings in connection with the subject matter of this Agreement will be truthful and accurate.

TERMINATION

23.	Termination of Agreement: This Agreement may be terminated by Inventor upon any of the following events:

a)	any default or violation of the terms of this Agreement, unless such defaultor violation is cured as provided in the Agreement;

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b)	in the event of Licensee’s voluntary or involuntary dissolution, receivership or bankruptcy, in which event Licensee shall give Inventor thirty (30) days written notice of such action;

c)	in the event Licensee, any third party, or any government agencies file for or requests that the Inventor’s Patent Interests to be subject to a compulsory license;

d)	as permitted under the terms of the Agreement; or

e)
Unless otherwise specifically provided, all rights and obligations of Inventor and Licensee hereunder shall remain in effect throughout the term of this Agreement. Cancellation, expiration or other termination of this Agreement shall not relieve either party of any obligation arising under this Agreement which shall have accrued prior to such cancellation, expiration or other termination, but the right and license granted to Licensee under this Agreement shall thereby be revoked.

24.	Termination Obligations: Upon termination,

a)	Licensee will immediately stop accepting new sublicensees;

b)	Licensee shall return to Inventor any and all documents and records containing the Intellectual Property;

c)	Licensee shall destroy any documents and records containing the Intellectual Property that are impractical to return to Licensor;

d)	Licensee shall not disclose Confidential Information to a third party so long as Inventor maintains and has not disclosed Confidential Information to the public;

e)
Licensee will be allowed Licensee to complete its obligations under its sublicense agreements within six (6) months after the notice of termination, unless extended in writing, provided that the Licensee complies with the applicable terms and conditions of this Agreement.

DAMAGES

25.	Liquidated Damages: The Parties have agreed that the reasonable value of Confidential Information disclosed by Inventor to Licensee is difficult to calculate.

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The Parties acknowledge and accept that the commercial advantage Confidential Information gives Licensor, however, is significant. Therefore, the Parties acknowledge that a reasonable value of Confidential Information as liquidated damages in the event Licensee discloses Confidential Information to the public or to a third party in violation of the terms of this Agreement shall be [*]

26.
Damages: In the event the Liquidated Damages provision is deemed unenforceable by any court with a proper jurisdiction over the dispute arising out of and in connection with this Agreement, Inventor shall be entitled to [*] Inventor may further pursue any third parties for any breach arising out of or in connection with breach of the terms and conditions of this Agreement.

MISCELLANEOUS

27.
Documents and Language: All documents and information disclosed under the terms of this Agreement by Inventor to Licensee shall be in the English language, and Inventor shall not be required to translate the information or documents to another language or to other units of measurement.

28.
Relationship: Licensee is an independent licensee, not an agent, employee, subsidiary or affiliated company of Inventor. This is not a franchise agreement and does not create a partnership or joint venture. Each party shall not be liable to a third party for the other’s acts or omissions.

29.	Indemnification:

a)
Inventor is not responsible for any incidental and consequential damages or liabilities in connection with the Patent Interests, Confidential Information, and License Products, except as provided under the Agreement; and

b)	Each party mutually agrees to hold the other harmless for any damages, injuries, or losses arising out of his or its [*]

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30.
Injunctive Relief: In the event of a breach, the parties agree that the injured party shall be entitled to obtain preliminary, interlocutory and/or permanent injunctive relief to enforce the terms hereof or to prevent the other party from any threatened disclosure or unauthorized use of the Intellectual Property Rights.

31.	Attorneys’ Fees and Costs: The prevailing party shall be entitled to recover reasonable attorneys’ fees, expert fees and other costs in the enforcement of this Agreement.

32.	Severability: If any part of this Agreement is held void, the remaining parts will not be affected.

33.	Modification: This Agreement may be changed only by writing signed by both parties.

34.	Wavier: Any waiver of a breach by either party shall not be a waiver of any subsequent or other breach.

35.
Force Majeure: Neither party shall be liable for any failure of or delay in performance of the parties’ obligations or responsibilities under the Agreement, if such failure or delay is due to any acts of God, strikes or labor disputes, or any other cause beyond the parties’ reasonable control. Each party agrees to notify the other party promptly of the occurrence of any such cause and to carry out its obligations and responsibilities as promptly as practicable after such cause is terminated.

36.
Jurisdiction and Venue: The jurisdiction for all legal actions or proceedings arising out of this Agreement shall be governed by the laws of the State of Maryland and the United States of America, and the venue shall be in the courts of the United States District Court for the District of Maryland. The Parties agree to the personal jurisdiction of the United States and State of Maryland. If the parties are engaged in a litigation or in any other dispute form, the parties agree to seek protective order or to seal any information and records related to Confidential Information.

37.	Notices: Notices shall be made mailed by overnight express mail, e.g. Federal Express or DFIL, and by telecopy to the representatives identified in this Agreement.

38.	Interpretation and Conflicts: The parties acknowledge that they have negotiated the

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terms of the Agreement, have accepted the terms and conditions. The parties further acknowledge and included by reference the principles of freedom of contract in that to the extent there are conflicts between certain terms of   the Agreement and the laws of the applicable countries or the laws of the European Communities, the conflict shall be best resolved under the principle of freedom of contract. Furthermore, to the extent there are conflicts between the laws of the foreign countries and the laws of the United States, the laws of the United States shall apply.

39.	Completeness: This Agreement contains the entire understanding between the parties.

40.	Authorization: Those signing are authorized to bind Inventor and Licensee to the terms of this agreement.

Inventor	Licensee

By: /s/ Arthur Keigler	By: /s/ Arthur Keigler

Name: Arthur Keigler	Name: Arthur Keigler
Date: Dec. 21, 1999	Title: President
Address: [*]	Date: Dec. 21, 1999
Tel: [*]	Address: [*]
Fax: [*]	Tel: [*]
Email: [*]	Fax: [*]
Email: [*]